Exhibit 99.3

This document is a consolidation prepared at the request of Algonquin Power & Utilities Corp. of the Credit Agreement dated as of November 19, 2012 between The Bank of Nova Scotia, as Lender, and Algonquin Power & Utilities Corp., as Borrower, as amended by a First Amending Agreement dated as of November 19, 2013, a Second Amending Agreement dated as of February 26, 2016, a Third Amending Agreement dated as of September 20, 2017 and a Fourth Amending Agreement dated as of November 20, 2018.  Schedule 1.01 has been updated to include the list of Material Subsidiaries delivered in connection with the Fourth Amending Agreement dated as of November 20, 2018.

THE BANK OF NOVA SCOTIA

CREDIT AGREEMENT

dated as of

November 19, 2012

among

ALGONQUIN POWER & UTILITIES CORP.

and

THE BANK OF NOVA SCOTIA

i

Table of Contents

Page

SCHEDULES:

Schedule 1.01  –  List of Material Subsidiaries

Schedule 3.06  –  Disclosed Matters

Schedule 3.16  –  Algonquin Organization Chart

EXHIBITS:

Exhibit A  –  Form of Borrowing Request

Exhibit B  –  Form of Compliance Certificate

Exhibit C  –  Form of Conversion/Continuation Notice

CREDIT AGREEMENT

A M O N G

ALGONQUIN POWER & UTILITIES CORP.

(hereinafter called the “Borrower”)

and

THE BANK OF NOVA SCOTIA

(hereinafter called the “Bank”)

Dated as of November 19, 2012

For valuable consideration, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2016 Convertible Debentures” means the convertible unsecured subordinated debentures issued by the Borrower in the aggregate principal amount of up to CDN $1,150,000,000 (including such amounts received from the exercise of an over-allotment option of up to a maximum of CDN $150,000,000) to its wholly-owned subsidiary, Liberty Utilities (Canada) Corp., on or about March 1, 2016, and the subsequent secondary public offering by Liberty Utilities (Canada) Corp. on or about March 1, 2016 of such convertible debentures by way of instalment receipts.”

“Acceptance Fee” means a fee payable by the Borrower to the Bank in Canadian Dollars with respect to the acceptance of a BA, calculated on the face amount of the BA at the rate per annum equal to the Applicable Rate from time to time in effect on the basis of the number of days in the applicable BA Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days or 366 days, as the case may be.

“Accumulated Other Comprehensive Income” means those items classified as accumulated other comprehensive income on the consolidated balance sheet of the Borrower and its subsidiaries as required by GAAP.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Amherst Wind Project” means the 75MW wind energy generation project to be located on Amherst Island, Ontario.

“Applicable Rate” means, for any day, with respect to any Loan, Financial Letter of Credit, Non-Financial Letter of Credit, or the Standby Fee, the applicable rate per annum, expressed in basis points, set forth below under the caption applicable to the respective type of borrowing, as the case may be, based upon the ratings by each of the Rating Agencies that are applicable on such date to the senior long term debt of the Borrower:

Senior Debt Rating (S&P / DBRS)	Canadian Prime Rate Loan/ U.S. Base Rate Loan	BA/LIBOR Loan/ Financial Letters of Credit	Non- Financial Letters of Credit	Standby Fees
> A- / A (low)	0 bps	100 bps	67 bps	20 bps
BBB+ / BBB (high)	20 bps	120 bps	80 bps	24 bps
BBB / BBB	45 bps	145 bps	97 bps	29 bps
BBB- / BBB (low)	70 bps	170 bps	113 bps	34 bps
<BBB- / BBB (low)	125 bps	225 bps	150 bps	45 bps

For purposes of the foregoing table: (i) if, at any time, neither Rating Agency is providing a Senior Debt Rating, the Applicable Rate shall be based on the lowest Senior Debt Rating band in the table; (ii) if the Senior Debt Ratings provided by the Rating Agencies are in different Senior Debt Rating bands, the Applicable Rate shall be based on the higher of the two Senior Debt Rating bands, unless one of the two Senior Debt Ratings is two or more levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Senior Debt Rating band immediately below the band in which the higher of the two Senior Debt Ratings is located; and (iii) if, at any time, a Senior Debt Rating changes (other than as a result of a change in rating system), any corresponding change in the Applicable Rate shall become effective as of the date on which such change is first announced by the applicable Rating Agency, irrespective of when notice of such change is furnished to the Borrower or the Bank.

“Assignment and Assumption” means an assignment and assumption entered into by the Bank or the Borrower, as applicable and an assignee (with the consent of any party whose consent is required by Section 8.04).

“Atlantica Acquisition” means the acquisition by the Borrower of an additional 16.47% equity interest in Atlantica Yield PLC from ACIL Luxco 1, S.A. pursuant to the Atlantica Purchase Agreement.

“Atlantica Purchase Agreement” means the option and right of refusal agreement dated November 1, 2017 between the Borrower, Abengoa, S.A. and ACIL Luxco 1, S.A., as the same may be amended or supplemented from time to time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of any other termination of the Revolving Credit Facility pursuant hereto.

“BA Discount Proceeds” means, with respect to any Bankers' Acceptance, the amount calculated in accordance with the following formula:

F
1 + D x T/365

where:

F            means the face amount of the Bankers' Acceptance;

D           means the applicable BA Discount Rate for the Bankers' Acceptance; and

T           means the number of days to maturity of the Bankers' Acceptance;

with the amount as so calculated being rounded up or down to the fifth decimal place and with 0.000005 being rounded up.

“BA Discount Rate” means the rate as it appears on the Reuters Screen CDOR Rate Page for bankers' acceptances with a term identical to the term to maturity of the applicable Bankers' Acceptance.

“BA Loan” means an advance made by the Bank by the issuance and acceptance of a Bankers’ Acceptance on behalf of the Borrower.

“BA Period” means, with respect to any Bankers' Acceptance specified by the Borrower in a Borrowing Request, the duration thereof as selected by the Borrower and as may be agreed to by the Bank commencing on the date of the Loan and expiring on the Business Day that is the last day of the duration agreed by the Bank and the Borrower and which shall, subject to availability, be in each case not less than thirty (30) days nor longer than one hundred eighty (180) days or such periods thereafter as may from time to time be agreed to by the Borrower and the Bank, provided that (a) each such period shall be subject to such extensions or reductions as may be determined by the Bank to ensure that each BA Period will expire on a Business Day, and (b) no BA Period shall mature after the expiry of the Maturity Date.

“Bank” means The Bank of Nova Scotia.

“Bankers’ Acceptance” or “BA” means a Draft of the Borrower denominated in Canadian Dollars which has been accepted by the Bank as described in Section 2.05.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Bank, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” means Algonquin Power & Utilities Corp., a Canada corporation.

“basis points” or “bps” means individually 1/100th of 1%.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.03 and/or Section 2.04.

“Bulge Credit Exposure” means the sum of the outstanding principal amount of the Bank's Loans under the Bulge Facility.

“Bulge Facility” means the term facility established to provide up to CDN$400,000,000 or the U.S. Dollar equivalent thereof of financing in connection with the Atlantica Acquisition for the payment of the purchase price and transaction-related expenses.

“Bulge Facility Availability Period” means the period from and including November 20, 2018 to December 20, 2018.

“Bulge Facility Maturity Date” means December 20, 2018.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by law to remain closed.

“Canadian Dollars” and “CDN $” means lawful money of Canada.

“Canadian Prime Rate” means, on any day, the interest rate expressed as a percentage rate per annum calculated on the basis of a 365-day year equal to the greater of the following:

(a)          the floating rate of interest announced from time to time by the Bank as its reference rate then in effect for determining rates of interest on Canadian Dollar loans to its customers in Canada and designated as its prime rate; and

(b)          the thirty (30) day CDOR Rate plus one percent (1%) per annum.

Any change in the Canadian Prime Rate shall be effective on the date the change becomes effective generally.

“Canadian Prime Rate Loan” means a Loan in Canadian Dollars bearing interest based on the Canadian Prime Rate.

“Capital Adequacy Guidelines” means Guideline A, dated January 2012, entitled “Capital Adequacy Requirement (CAR) - Simpler Approaches” and Guideline A-1, dated January 2012, entitled “Capital Adequacy Requirement (CAR)”, each issued by the Office of the Superintendent of Financial Institutions Canada and all other guidelines or requirements relating to capital adequacy issued by the Office of the Superintendent of Financial Institutions Canada, or any other Governmental Authority regulating or having jurisdiction with respect to the Bank, as amended, modified, supplemented, reissued or replace from time to time.

“Capital Lease” means, for any Person, any payment obligation of such Person under an agreement for the lease, license or rental of, or providing such person with the right to use, property that, in accordance with GAAP, is required to be capitalized and such agreement exists as of the date hereof or is hereafter created or assumed by that Person to finance the cost, in whole or in part, of the acquisition, construction, or installation of or improvements to any property.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, on any date, the annual rate of interest which is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for the applicable BA Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m. (Toronto time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be calculated as the rate for the term referred to above applicable to Canadian Dollar bankers’ acceptances quoted by the Bank as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, then on the immediately preceding Business Day.

“Change in Control” means the occurrence of any one of: (a) the Borrower has ceased to own or control, directly or indirectly, 100% of the equity interests of either Liberty Utilities Co. or Algonquin Power Co. or their respective successors, or (b) any person or group acquires greater than or equal to 50% of the outstanding equity interests of the Borrower, or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were (i) not nominated by the board of directors of the Borrower, or (ii) not appointed by directors so nominated.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority, or (c) compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Chaplin Wind Project” means the multi-phase 177MW wind energy generation s project to be located in the municipality of Chaplin, Saskatchewan.

“Commitment Amount” means the maximum committed availability to be provided by the Bank to the Borrower or the U.S. Dollar equivalent amount thereof as set out in Section 2.01 as reduced from time to time in accordance with the provisions of this Agreement.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit B.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its subsidiaries, calculated on a consolidated basis, but excluding the aggregate principal amount of the 2016 Convertible Debentures.

“Consolidated Net Worth” means, as at any date, the sum of all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its subsidiaries under stockholders’ Equity Interests at such date, but excluding (a) Accumulated Other Comprehensive Income, and (b) the stockholders’ Equity Interests amounts attributed in the most recent consolidated balance sheet of the Borrower to each Non-Recourse Entity that finances APUC Non-Recourse Assets with Non-Recourse Debt after February 3, 2016, including, without limitation, the Specified Non-Recourse Debt Projects (which exclusion, for certainty, does not apply to Equity Interests in Atlantica Yield PLC owned by AAGES (AY Holdings) B.V.).

“Consolidated Total Capitalization” means, as at any time as of which the amount thereof is to be determined, the sum of Consolidated Indebtedness plus Consolidated Net Worth.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Notice” has the meaning assigned to it in Section 2.02(f).

“DBRS” means DBRS Limited and its successors.

“Deerfield Wind Project” means the 150 MW wind energy generation project to be located in central Michigan.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of Canada or the United States of America, as specified or required by the context.

“Draft” means a draft issued by the Borrower to be accepted as a Bankers' Acceptance under the terms of Article 2 and includes a depository bill within the meaning of the Depository Bills and Notes Act (Canada).

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived in accordance with Section 8.02.

“Environmental Laws” means all applicable laws pertaining to environmental or occupational health and safety matters, in effect as at the date hereof and as may be brought into effect or amended at any time hereafter, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, remediation and clean-up in connection with any presence or release of a Hazardous Material or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of a Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” means, on any date, the equivalent amount in Canadian Dollars or U.S. Dollars, as the case may be, after giving effect to a conversion of a specified amount of U.S. Dollars to Canadian Dollars or Canadian Dollars to U.S. Dollars, as the case may be, at the noon spot rate established by the Bank of Canada on such date.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any Taxes now or hereafter imposed, levied, collected, withheld or assessed by Canada or any political subdivision of Canada on the Bank as a result of the Bank: (i) carrying on or having carried on a trade or business in Canada, or being or having been deemed to do so, or having a permanent establishment in Canada; (ii) being or having been organized under the laws of Canada or any political subdivision of Canada; or (iii) being or having been resident or deemed to be resident in Canada for income tax purposes; but does not include any sales, goods or services tax payable under the laws of Canada or any political subdivision of Canada with respect to any goods or services made available by the Bank to the Borrower under this Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

“Financial Letter of Credit” means a standby Letter of Credit if it serves as a payment guarantee of financial obligations and is treated as a direct credit substitute for purposes of the Capital Adequacy Guidelines, in the opinion of the Bank, acting reasonably and in accordance with its usual and customary practice.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower, ending on December 31, March 31, June 30 and September 30 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrower ending on December 31 of each year.  As an example, reference to the 2011 Fiscal Year shall mean the Fiscal Year ending December 31, 2011.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, parliament, legislature or commission or board of government, parliament or legislature, or any political subdivision thereof, or any quasi-governmental authority, or any court or, without limitation of the foregoing, any other law, regulation or rule-making entity, including, any central bank, fiscal or monetary authority or authority regulating financial institutions, having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing, including, any arbitrator, or any other authority charged with the administration or enforcement of applicable laws.

“Great Bay Solar Project” means the 75MW solar energy generation project to be located in Somerset County, Maryland.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation, and (b) any such acquisition as to which such approval has been withdrawn.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Off-Balance Sheet Liabilities of such Person, (h) all obligations under any Disqualified Stock of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all Capital Lease Obligations of such Person, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.  Any obligations under Swap Agreements shall be excluded from Indebtedness.  In determining the amount of Indebtedness outstanding, there shall be deducted therefrom the amount of cash deposits, cash collateral and the letters or credit held by or issued in favor of the holder of such Indebtedness as a security therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Intangible Assets” means, at any time, the intangible assets of the Borrower and its subsidiaries determined on a consolidated basis (including, without limitation, goodwill).

“Interest Election Request” means a request by the Borrower to convert or continue a Loan in accordance with Section 2.07.

“Interest Payment Date” means the 22nd day of the month in each month, provided that if the Interest Payment Date is a day other than a Business Day, such Interest Payment Date shall mean the Business Day preceding the 22nd day of such month.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, four or six months (or, with the consent of the Bank, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Loan.

“LC Disbursement” means a payment made by the Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Letter of Credit” means any Financial Letter of Credit or Non-Financial Letter of Credit issued in Canadian Dollars and/or U.S. Dollars at the request of the Borrower, which letter of credit will be for a term not exceeding twelve (12) months issued pursuant to this Agreement.

“Letter of Credit Fee” means, at any time, in respect of a Letter of Credit, a fee calculated on the face amount of such Letter of Credit for the period from the date of issue thereof to the expiry date thereof at a rate per annum equal to the Applicable Rate at such time.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Loan for such Interest Period shall be the rate at which U.S. Dollar deposits in amounts and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an advance made by the Bank to the Borrower pursuant to this Agreement by way of a Bankers’ Acceptance, LIBOR Loan, Canadian Prime Rate Loan or U.S. Base Rate Loan.

“Loan Documents” means this Agreement, any promissory note and any other agreement, instrument or other document executed in connection therewith.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document, or (c) the rights of or benefits available to the Bank under this Agreement or any other Loan Document.

“Material Subsidiary” means Algonquin Power Co., Liberty Utilities Co. and any other subsidiary of the Borrower, the assets of which are equal to or in excess of 5% of the gross book value, before depreciation, of the consolidated property, plant and equipment (before depreciation) of the Borrower as of the time of calculation, and “Material Subsidiaries” means all of them.  Schedule 1.01, which lists the Material Subsidiaries as of the November 19, 2012, shall be updated by the Borrower on an annual basis and delivered with the Compliance Certificate for the audited annual financial statements of the Borrower referred to in Section 5.01(a).

“Maturity Date” means, with respect to the Revolving Credit Facility only and, for certainty, not to the Bulge Facility, November 19, 2019, or such later date to which the same may be extended pursuant to the terms of Section 2.17 of this Agreement.

“Non-Financial Letter of Credit” means a Letter of Credit that is not a Financial Letter of Credit.

“Non-Recourse Debt” means any Indebtedness of a subsidiary of the Borrower used to finance the creation, development, acquisition, construction, operation, maintenance and/or expansion of (a) any Power Generation Facility, or (b) any assets used in connection with the business and operation of Liberty Utilities Co. and its subsidiaries as currently conducted (collectively, the “APUC Non-Recourse Assets”), including any operating financing provided in conjunction therewith; provided that (i) recourse and security with respect to such Indebtedness shall be limited solely to the assets comprising the applicable APUC Non-Recourse Assets and a pledge of any Equity Interests of the subsidiary of the Borrower that directly owns such APUC Non-Recourse Assets, and (ii) no guarantees shall be provided by the Borrower or any other subsidiary of the borrower in connection with such Indebtedness.

“Non-Recourse Entity” means a corporation, partnership or other entity in which the Borrower or any of its subsidiaries holds an Equity Interest and which is formed solely for the purpose of developing, acquiring, constructing, operating, maintaining and/or owning specific assets that are financed by way of Non-Recourse Debt.

“Obligations” means all unpaid principal and accrued and unpaid interest on the Loans, the LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Bank arising under the Loan Documents.

“Odell Wind Project” means the 200MW wind energy generation project to be located in Cottonwood, Jackson, Martin, and Watonwan Counties, Minnesota.

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction were structured as a secured lending transaction rather than as a purchase, or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Bank.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Taxes imposed with respect to an assignment.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan for employees of the Borrower or any of its subsidiaries that is subject to the funding requirements of applicable pension legislation in Canada, the United States or other jurisdiction.

“Power Generation Facility” means a power generation facility located in Canada or the United States and any ancillary transmission assets.

“Rating Agencies” means S&P and DBRS, or such other rating agency or agencies as the Borrower and the Bank may agree upon, and “Rating Agency” means any one of the Rating Agencies.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any option, warrant or other right to acquire any Equity Interests in the Borrower.

“Revolving Credit Exposure” means the sum of the outstanding principal amount of the Bank's Loans and its LC Exposure under the Revolving Credit Facility.

“Revolving Credit Facility” means the revolving credit facility made available by the Bank to the Borrower pursuant to the terms of this Agreement.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc. and its successors.

“Senior Debt Rating” means, on any day, the rating by a Rating Agency, in effect at the end of the day, of the Borrower’s senior long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement. If a Rating Agency is replaced with another Rating Agency or changes its system of classifications after the date hereof, the determination of the Applicable Rate shall be determined by reference to the new classifications most closely corresponding to the classifications previously used to determine the Applicable Rate.

“Specified Non-Recourse Debt Projects” means, collectively, the Amherst Wind Project, the Chaplin Wind Project, the Deerfield Wind Project, the Great Bay Solar Project, Odell Wind Project (including further borrowing under the existing U.S. $225,000,000 debt facility for the Odell Wind Project) and the Val Eo Wind Project.

“Standby Fee” has the meaning assigned to it in Section 2.10.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means each subsidiary of the Borrower, other than Liberty Utilities Co., Algonquin Power Co., AAGES (AY Holdings) B.V. and their respective subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges  imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche B Bridge Facility” means the U.S. $1,065,000,000 “Tranche B Bridge Facility” (as that term is defined in the Summary of Terms and Conditions attached as Exhibit B to the Bridge Facilities Commitment Letter).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan advanced pursuant to this Agreement, refers to a LIBOR Loan, U.S. Base Rate Loan, Bankers’ Acceptance or Canadian Prime Rate Loan.

“U.S. Base Rate” means, on any day, the interest rate expressed as a percentage rate per annum calculated on the basis of a 365 day year, equal to the greater of:

(a)
the rate per annum announced by the Bank on that day as its reference rate of interest for the determination of the interest rates that it will charge to customers of varying degrees of creditworthiness in Canada for U.S. Dollar commercial loans made by it in Canada, and

(b)	the sum of: (i) the Federal Funds Effective Rate, and (ii) 1.00% per annum,

in each case adjusted automatically with each announced, displayed or quoted change in such rate without the necessity of notice to the Borrower or any other Person.

“U.S. Base Rate Loan” means a Loan in U.S. Dollars bearing interest based on the U.S. Base Rate.

“U.S. Dollars” and “U.S. $” mean lawful money of the United States of America.

“Upfront Fee” means the fee payable upon execution of this Agreement and which is equal to 22.5 basis points of the Commitment Amount.

“Val-Eo Wind Project” means the multi-phase 24 MW wind energy generation project located in the municipality of Saint-Gideon de Grandmont, Quebec.

SECTION 1.02.  Classification of Loans.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “U.S. Base Rate Loan” advance).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Borrower that the Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its subsidiaries at “fair value”, as defined therein.  For purposes of any covenants hereunder, any acquisition or any sale or other disposition outside the ordinary course of business by the Borrower or any of its subsidiaries of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed CDN $1,000,000, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis acceptable to the Bank.

SECTION 1.05.  Currency.  All Loans that are: (a) Canadian Prime Rate Loans or Bankers’ Acceptances shall only be denominated in Canadian Dollars, and (b) U.S. Base Rate Loans or LIBOR Loans in U.S. Dollars shall only be or remain denominated in U.S. Dollars; and any Loans denominated in such currencies shall be repayable, and all interest and fees in respect thereof or in connection therewith shall accrue and be payable, by the Borrower in like currencies.

SECTION 1.06.  Time.  Time shall be on the essence in this Agreement.

SECTION 1.07.  Schedules and Exhibits.  The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

ARTICLE II

The Credits

SECTION 2.01.   Commitment Amount.  Subject to the terms and conditions set forth herein, the Bank agrees to make (a) Loans to, and issue Letters of Credit for, the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Credit Exposure exceeding One Hundred Sixty Five Million Canadian Dollars (CDN$165,000,000) or the U.S. Dollar equivalent thereof, and (b) a single Loan to the Borrower during the Bulge Facility Availability Period in an aggregate principal amount that will not result in the Bulge Credit Exposure exceeding Four Hundred Million Canadian Dollars (CDN$400,000,000) or the U.S. Dollar equivalent thereof.

SECTION 2.02.  Loans. The Bank agrees to make Loans to the Borrower in accordance with the following:

(a)         In no event may (i) the aggregate principal amount of the Revolving Credit Exposure exceed the amount of One Hundred Sixty Five Million Canadian Dollars (CDN$165,000,000) or the U.S. Dollar equivalent thereof or the LC Exposure exceed the amount of Forty Million Canadian Dollars (CDN$40,000,000) or the U.S. Dollar equivalent thereof, and (ii) the aggregate principal amount of the Bulge Credit Exposure exceed the amount of Four Hundred Million Canadian Dollars (CDN$400,000,000) or the U.S. Dollar equivalent thereof.

(b)         Subject to the terms of this Agreement, the commitment of (i) the Revolving Credit Facility hereunder is available from the date hereof to the Maturity Date, and the Borrower may borrow, repay and re-borrow at any time prior to the Maturity Date, and (ii) the Bulge Facility hereunder is only available during the Bulge Facility Availability Period by way of a single advance which may not be re-borrowed. The commitment to extend the Revolving Credit Facility hereunder shall expire on the expiry of the Availability Period. The commitment to extend the Bulge Facility shall expire on the expiry of the Bulge Facility Availability Period.

(c)          Any outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower on the expiry of the Availability Period, with the exception of the Loan made pursuant to the Bulge Facility which shall be paid by the Borrower in full no later than the expiry of the Bulge Facility Availability Period.

(d)         The advances on the Revolving Credit Facility may be (i) Canadian Prime Rate Loans, (ii) Bankers’ Acceptances, (iii) U.S. Base Rate Loans, (iv) LIBOR Loans, or (v) Letters of Credit, as selected by the Borrower.  The single advance under the Bulge Facility shall be made by way of LIBOR Loan.

(e)          The Borrower shall select the Type of Loan at the time of each request and, in the case of Bankers’ Acceptances, the BA Period applicable thereto, from time to time.

(f)          Canadian Prime Rate Loans made pursuant to the Revolving Credit Facility shall continue as Canadian Prime Rate Loans, unless and until such Canadian Prime Rate Loans are either converted into Bankers’ Acceptances or are repaid.  U.S. Base Rate Loans shall continue as U.S. Base Rate Loans unless and until such U.S. Base Rate Loans are either converted into LIBOR Loans or are repaid.  Each Bankers’ Acceptance shall continue as a Bankers’ Acceptance until the end of the then applicable BA Period therefor, at which time such Bankers’ Acceptance shall be automatically converted into a Canadian Prime Rate Loan unless (x) such Bankers’ Acceptance is repaid, or (y) the Borrower shall have given the Bank a Conversion/Continuation Notice (as defined below) requesting that, at the end of such BA Period, such Bankers’ Acceptance will continue as a Bankers’ Acceptance for the requested BA Period.  The Borrower may elect from time to time to convert all or any part of a Canadian Prime Rate Loan into a Bankers’ Acceptance.  The Borrower shall give the Bank irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Canadian Prime Rate Loan into a Bankers’ Acceptance, or continuation of a Bankers’ Acceptance, not later than 11:00 a.m. (Toronto time) at least two (2) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)          the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)         the aggregate amount and Type of the Loan which is to be converted or continued, and

(iii)        the amount of such Loan which is to be converted or continued as a Bankers’ Acceptance, and the duration of the BA Period applicable thereto.

For a conversion of a Canadian Prime Rate Loan into a Bankers’ Acceptance, the Borrower shall pay to the Bank, the amount by which the aggregate principal amount of the Canadian Prime Rate Loan being requested to be converted pursuant to the applicable Conversion/Continuation Notice exceeds the aggregate amount of the BA Discount Proceeds for such Bankers’ Acceptance.

(g)         Each Loan made as a Bankers' Acceptance or a LIBOR Loan shall be in the minimum aggregate amount of $500,000 (and in multiples of $100,000 if in excess thereof).

(h)         The Borrower may from time to time repay, without penalty or premium, any outstanding Loan, except that Bankers’ Acceptances and LIBOR Loans may not be paid prior to the end of the applicable BA Period or Interest Period.  The Borrower shall provide to the Bank three (3) Business Days advance notice of repayment.

(i)          Each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted to but excluding the date it becomes due or is converted, at a rate per annum equal to the sum of the Canadian Prime Rate plus the Applicable Rate for such day.  Changes in the rate of interest on that portion of any Loan maintained as a Canadian Prime Rate Loan will take effect simultaneously with each change in the Canadian Prime Rate. Each US Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted to but excluding the date it becomes due or is converted, at a rate per annum equal to the sum of the US Base Rate plus the Applicable Rate for such day.  Changes in the rate of interest on that portion of any Loan maintained as a US Base Rate Loan will take effect simultaneously with each change in the US Base Rate.

(j)          During the continuance of an Event of Default, the Bank may, at its option, by written notice to the Borrower (which notice may be revoked at the option of the Bank), declare that each Canadian Prime Rate Loan shall bear interest at the then applicable rate plus 2% per annum.

(k)          All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Bank at the Bank’s address specified herein, by 12:00 p.m. (Toronto time) on the date when due.

(l)          (i)      The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Bank resulting from each Loan made by the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder.

(ii)        The Bank will record (a) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period or BA Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower hereunder, as well as the original stated amount of each Letter of Credit and the amount of the LC Exposure outstanding at any time, and (c) the amount of any sum received by the Bank hereunder from the Borrower.

(iii)        The entries maintained in the accounts maintained by the Bank pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(m)        The Borrower shall not be entitled to request, or to elect to convert or continue, any Loan if the Interest Period requested with respect thereto would end after the Maturity Date. For certainty, the Loan made under the Bulge Facility may only be converted or continued prior to the Bulge Facility Maturity Date.

SECTION 2.03.  Requests for Loans.  To request a Loan, the Borrower shall notify the Bank of such request (a) in the case of a LIBOR Loan, by not later than 1:00 p.m., Toronto time, three (3) Business Days before the date of the proposed Loan, or (b) in the case of any Loan other than LIBOR Loan, by not later than 11:00 a.m., Toronto time, on the date of the proposed Loan (a “Borrowing Request”).  Each Borrowing Request shall be irrevocable and shall be advised by personal delivery or electronic delivery to the Bank (in the manner advised by the Bank, from time to time) of a written Borrowing Request in the form attached hereto as Exhibit A.  Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Loan;

(ii)         the date of such Loan, which shall be a Business Day;

(iii)        the Type of such Loan;

(iv)        in the case of a BA Loan, the initial BA Period to be applicable thereto, which shall be a period contemplated by the definition of the term “BA Period”;

(v)          in the case of a LIBOR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)        the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and

(vii)       whether the requested Loan shall be made pursuant to the Revolving Credit Facility or the Bulge Facility.

If no election as to the Type of Loan is specified, then the requested Loan shall be a Canadian Prime Rate Loan.  If no BA Period is specified with respect to any requested BA Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  If no Interest Period is specified with respect to any requested LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

SECTION 2.04.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Canadian Dollars or U.S. Dollars as the applicant thereof for the support of its or its subsidiaries’ obligations, in a form reasonably acceptable to the Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Bank in connection with any Letter of Credit, the terms and conditions of this Agreement shall control.  The Borrower shall pay the Bank the Letter of Credit Fee for the issuance and renewal of each Letter of Credit issued for its account under the Revolving Credit Facility.  The Letter of Credit Fee shall be payable quarterly in arrears in the currency in which the Letter of Credit has been issued.  In addition, the Borrower shall also pay the Bank, for its own account, its customary charges and other standard administrative charges in respect of any amendment, transfer or renewal of the Letter of Credit or any drawings thereunder.  The Letter of Credit Fee for a Letter of Credit shall equal the greater of (i) $250 (in the currency of the Letter of Credit); or (ii) the amount of the Letter of Credit Fee determined in accordance with the provisions of this Agreement.  All adjustments in respect of the Letter of Credit Fee paid in respect of the Letter of Credit shall be payable by the Borrower to the Bank on or prior to the second Business Day following the date on which the Borrower gives notice of the adjustment to the Borrower.

(b)        Notice of Issuance, Amendment, Renewal, Extension; Certain  Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy or transmit by electronic communication to the Bank (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Bank, the Borrower also shall submit a letter of credit application on the Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the outstanding amount of the Letters of Credit shall not exceed Forty Million Canadian Dollars (CDN$40,000,000), or the U.S. Dollar equivalent thereof, and (ii) the sum of the total LC Exposures together with the outstanding amount of the Loans shall not exceed the Commitment Amount.

(c)          Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the Bank to the beneficiary thereof) at or prior to the close of business on the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve (12) months after such renewal or extension).  For certainty, the Bank will make available “evergreen” Letters of Credit that are renewable annually at the option of the Bank and which may have a final maturity date that is later than the Maturity Date provided that such unexpired Letters of Credit will be required to be cash collateralized, on the terms provided in Section 2.04(h), as at the Maturity Date.  The procedure described in Section 2.04(h) shall apply to such cash collateral, mutatis mutandi.

(d)         Reimbursement.  If the Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Bank an amount equal to such LC Disbursement not later than 12:00 p.m., Toronto time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Toronto time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 p.m., Toronto time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Toronto time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed with a Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Loan.

(e)          Obligations Absolute.  The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.  The Bank shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)         Disbursement Procedures.  The Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Bank shall promptly notify the Borrower of such demand for payment and whether the Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Bank with respect to any such LC Disbursement.

(g)          Interim Interest.  If the Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Canadian Prime Rate Loans or U.S. Base Rate Loans as applicable as to the currency.  Interest accrued pursuant to this paragraph shall be for the account of the Bank.

(h)         Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Bank pursuant to section 7.02(c)(i) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Bank, in the name of and for the benefit of the Bank, such that the Bank shall have a first and exclusive interest in the account and the funds deposited therein with the right forthwith and with notice to hold such funds against and to apply such funds to reimburse for any draw on the unexpired Letters of Credit, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Bank as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Bank and at the Borrower's risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Bank to reimburse LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after any Event of Default has been cured or waived.

SECTION 2.05.   Bankers’ Acceptances.  Loans will be provided based upon the BA Discount Rate as a Banker’s Acceptance and the following terms will apply:

(a)         Each Draft tendered by the Borrower for acceptance by the Bank hereunder shall be denominated in Canadian Dollars, shall be payable in Canada, shall be in denomination of not less than $500,000 and $100,000 increments thereon, and shall have a term of between thirty (30) and one hundred eighty (180) days as selected by the Borrower in accordance with the terms of this Agreement (the “BA Period”).  Notwithstanding any other provision herein to the contrary, the Bank shall have no obligation to accept any Draft having a term of less than thirty (30) or more than one hundred eighty (180) days.  The Borrower acknowledges that the Bank may require the delivery of Drafts which are in conformity with the rules and procedures of a clearing house (as that term is defined in the Depository Bills and Notes Act (Canada)) used by the Bank for the delivery, transfer and collection of bankers’ acceptances and depository bills.

(b)         Upon presentation of one or more Drafts for acceptance, the Borrower shall pay to the Bank the Acceptance Fee applicable to the Bankers' Acceptance, the Bank shall advance to or to the order of the Borrower a Loan in the form of a Bankers' Acceptance an amount equal to the face amount of such Draft or Drafts discounted at the applicable BA Discount Rate being the BA Discount Proceeds.

(c)          The Borrower shall provide for each accepted Draft at its maturity at the Bank's main branch in Toronto, Ontario, the city where such Draft is payable, either by payment of the full principal amount thereof or through utilization of the Revolving Credit Facility in accordance with this Agreement or through a combination thereof.  In particular, but without limitation, for purposes of determining the maximum available amount of credit, at any time, the face amount of the Bankers' Acceptance shall be utilized, and the Borrower may not at any time request that any Bankers' Acceptance be issued if the face amount of such requested Bankers' Acceptance together with the aggregate outstanding principal would exceed the Commitment Amount.  Any amount owing by the Borrower in respect of any Bankers' Acceptance which is not paid or provided for in accordance with the foregoing shall be deemed to be a Canadian Prime Rate Loan owing by the Borrower to the Bank and shall be subject to all of the provisions of this Agreement applicable to a Canadian Prime Rate Loan (until the same is converted to a Loan of another type pursuant to the provisions hereof).

(d)         Upon an acceleration of the Obligations in accordance with the terms hereof, the Borrower shall forthwith pay to the Bank an amount equal to the Bank's maximum potential liability under all such outstanding Bankers' Acceptances.  Such amount shall be held by the Bank as general and continuing cash collateral for payment of the indebtedness and liability of the Borrower to the Bank in respect of the Bankers' Acceptances and the Bank shall be entitled to apply such cash collateral to pay the entire balance of the Borrower’s Obligations in respect of the Bankers’ Acceptances at the maturity thereof.

(e)          To facilitate the acceptance of Bankers’ Acceptances hereunder, the Borrower hereby authorizes the Bank and irrevocably appoints the Bank as its attorney, respectively:

(i)          to complete and sign on the Borrower’s behalf, either manually or by facsimile or mechanical signature, the Drafts to create the Bankers’ Acceptances (with, in the Bank's discretion, the inscription “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”);

(ii)        after the acceptance thereof by the Bank, to endorse on behalf of the Borrower, either manually or by facsimile or mechanical signature, the Bankers’ Acceptances in favour of the applicable purchaser or endorsee thereof including, in the Bank's discretion, a clearing house (as defined by the Depository Bills and Notes Act (Canada));

(iii)        to deliver the Bankers’ Acceptances to such purchaser or to deposit the Bankers’ Acceptances with such clearing house; and

(iv)        to comply with the procedures and requirements established from time to time by the Bank or such clearing house in respect of the delivery, transfer and collection of Bankers' Acceptances and depository bills.

All Bankers’ Acceptances so completed, signed, endorsed, delivered or deposited by the Bank on behalf of the Borrower shall be binding upon the Borrower as if completed, signed, endorsed, delivered or deposited by it.  The records of the Bank and such clearing houses shall, in the absence of manifest error, be conclusively binding on the Borrower.  The Bank shall not be liable for any claim arising by reason of any loss or improper use of such Drafts or Bankers’ Acceptances except for damages suffered by the Borrower caused by the intentional misconduct or negligence of the Bank.

(f)          The Borrower shall not claim any days of grace for the payment at maturity of any Drafts presented and accepted as Bankers' Acceptances hereunder.

SECTION 2.06.  Interest Elections.  (a)  Each Loan initially shall be of the Type specified in the applicable Borrowing Request.  Thereafter, the Borrower may elect to convert such Loan to a different Type or to continue such Loan, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Loan.

(b)         To make an election pursuant to this Section, the Borrower shall notify the Bank of such election by delivery of a request in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable.

(c)          Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clauses (iii), (iv) and (v) below shall be specified for each resulting Loan);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        the Type of the resulting Loan;

(iv)        if the resulting Loan is a BA Loan, the BA Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “BA Period”; and

(v)          if the resulting Loan is a LIBOR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)         If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Loan or BA Loan prior to the end of the Interest Period or BA Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to a U.S. Base Rate Loan or Canadian Prime Rate Loan, as applicable.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Bank so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a LIBOR Loan or BA Loan, and (ii) unless repaid, each LIBOR Loan or BA Loan shall be converted to a U.S. Base Rate or Canadian Prime Rate Loan at the end of the Interest Period or BA Period applicable thereto.

SECTION 2.07.  Termination and Reduction of Commitment Amount/Increase of Commitment Amount.  (a)  Unless previously terminated, the commitment to provide (i) the Revolving Credit Facility shall terminate on the Maturity Date, and (ii) the Bulge Facility shall terminate on the Bulge Facility Maturity Date.

(b)         The Borrower may at any time terminate, or from time to time reduce, the Commitment Amount; provided that each reduction of the Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(c)         The Borrower shall notify the Bank of any election to terminate or reduce the Commitment Amount under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any termination or reduction of the Commitment Amount shall be permanent.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of each Loan on the Maturity Date, except that the unpaid principal amount of the Loan made pursuant to the Bulge Facility which shall be paid by the Borrower on the Bulge Facility Maturity Date.

(b)         The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Bank resulting from each Loan made by the Bank, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder.

(c)         The Bank shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period or BA Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Bank hereunder, and (iii) the amount of any sum received by the Bank hereunder.

(d)         The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.09.   Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Loan other than a LIBOR Loan or a Bankers' Acceptance in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section. At any time except during the Bulge Facility Availability Period, if the sum of the total Revolving Credit Exposures exceeds the Commitment Amount by 105% at any time, solely as a result of currency fluctuations or otherwise, the Borrower shall promptly prepay the Loans (or cash collateralize Letters of Credit if all Loans are prepaid and any such excess still exists) by the amount of such excess. During the Bulge Facility Availability Period only, if the sum of the Revolving Credit Exposures and the Bulge Revolving Credit Exposure exceeds the Commitment Amount by 105% at any time, solely as a result of currency fluctuations or otherwise, the Borrower shall promptly prepay the Loans (or cash collateralize Letters of Credit if all Loans are prepaid and any such excess still exists) by the amount of such excess.

(b)         The Borrower shall notify the Bank in writing of any prepayment hereunder (i) in the case of prepayment of a LIBOR Loan, not later than 11:00 a.m., Toronto time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Loan, not later than 11:00 a.m., Toronto time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.  Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Loan of the same Type as provided in Section 2.02.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(c)          Unless the outstanding principal amount of the Loan made under the Bulge Facility is prepaid at an earlier date, the Borrower shall cause the outstanding principal amount of the Loan made under the Bulge Facility to be prepaid in full forthwith from proceeds of that certain U.S. $305 million margin loan agreement dated on or about November 28, 2018 between Abengoa-Algonquin Global Energy Solutions B.V., as borrower, AAGES (AY Holdings) B.V., as pledgor, the lenders party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent.

SECTION 2.10.  Standby Fees.  (a)  The Borrower agrees to pay to the Bank a standby fee, which shall accrue at the Applicable Rate on the daily amount of the undrawn Commitment Amount during the period from and including the date hereof to but excluding the date on which the Applicability Period expires (the “Standby Fee”).  Accrued Standby Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Availability Period expires, commencing on the first such date to occur after the date hereof.  All Standby Fees shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          The Borrower agrees to pay to the Bank, for its own account, any fees payable in the amounts and at the times agreed upon between the Borrower and the Bank.

(c)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Bank.  Fees paid shall not be refundable under any circumstances.

SECTION 2.11.   Interest.  (a)  Interest on Loans, other than LIBOR Loans and Bankers’ Acceptances, shall be payable on the Interest Payment Date.  If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, at the option of the Bank, bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable.

(b)         Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment Amount; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (ii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(c)          The Canadian Prime Rate, the BA Discount Rate and the U.S. Base Rate shall be computed on the basis of a year of 365/366 days.  The LIBO Rate shall be calculated on the basis of a year of 360 days.

(d)         For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable.  The rates of interest specified in this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(e)         If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Bank in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by the Bank of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Bank of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (i) first, by reducing the amount or rate of interest or the amount or rate of any Acceptance Fee required to be paid to the Bank, and (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Bank that would constitute interest for purposes of section 347 of the Criminal Code (Canada).

SECTION 2.12.  Alternate Rate of Interest.  If, prior to the commencement of any Interest Period for a LIBOR Loan, the Bank determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the market for so ascertaining or issuing LIBOR Rate Loans is disrupted for such Interest Period, then the Bank shall give notice thereof to the Borrower as promptly as practicable thereafter and, until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective, and (ii) if any Borrowing Request requests a LIBOR Loan, such Loan shall be made as an U.S. Base Rate Loan.

SECTION 2.13.   Increased Costs.  (a)  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Bank; or

(ii)         subject the Bank to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on the Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by the Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Bank of issuing or maintaining any Loan or Letter of Credit or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

(b)         If the Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of this Agreement or the Loans made by or Letters of Credit issued by the Bank to a level below that which the Bank could have achieved but for such Change in Law (taking into consideration the Bank's policies with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for any such reduction suffered.

(c)          A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank's intention to claim compensation therefor.

SECTION 2.14.  Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto in accordance with Section 8.04, then, in any such event, the Borrower shall compensate the Bank for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to the Bank shall be deemed to include an amount determined by the Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Bank would bid were it to bid, at the commencement of such period, for U.S. Dollar of a comparable amount and period from other banks in the LIBOR market.  A certificate of the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.  Bankers' Acceptances may not be prepaid, terminated or cancelled prior to the maturity thereof.

SECTION 2.15.  Taxes.  (a)  Withholding Taxes; Gross-Up.  Each payment by the Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by law.  If it is required to withhold Taxes, then the Borrower may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this Section) the applicable permitted assignee (in accordance with Section 8.04) receives the amount it would have received had no such withholding been made.

(b)          Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        Evidence of Payment.  As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(d)         Indemnification by the Borrower.  The Borrower shall indemnify the Bank for any Indemnified Taxes that are paid or payable by the Bank in connection with any Loan Document (including amounts paid or payable under this Section 2.15(d) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.15(d) shall be paid within ten (10) days after the Bank delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by the Bank and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 2.16.   Payments Generally.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., Toronto time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Bank via wire transfer to an account designated by the Bank.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Canadian Dollars for Canadian Dollar advances and U.S. Dollars for U.S. Dollar advances.

(b)         If at any time insufficient funds are received by and available to the Bank to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder.

SECTION 2.17.   Extension of Maturity Date.  In this Section 2.18, “Extension Request” means a written request by the Borrower to the Bank to extend the then current Maturity Date by one year, which request shall include an Officer’s Certificate of the Borrower certifying that no Default or Event of Default has occurred and is continuing as of the date of such request.  The Borrower may, prior to each anniversary of the date of this Agreement, request the Bank to extend the then current Maturity Date by one year by delivering to the Bank an executed Extension Request; provided that, such request may not be made more than 90 days or less than 45 days before each such anniversary date.  Upon receipt from the Borrower of an executed Extension Request, the Bank shall, within 30 days after receipt of the Extension Request, provide to the Borrower either (a) written notice that the Bank agrees to the extension of the Maturity Date by one year from the then current Maturity Date, or (b) written notice that the Bank does not agree to such requested extension.  If the Bank agrees to the requested extension, the Maturity Date shall be deemed to be extended by one year from the then current Maturity Date.  If the Bank refuses the Extension Request or fails to respond in writing agreeing to the request extension within such period then the Extension Request shall be deemed to have been denied and the maturity will occur on the then current Maturity Date.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Bank that:

SECTION 3.01.  Organization; Powers.  The Borrower and each of its Material Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority, and (c) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its subsidiaries.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Bank its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Quarter and the portion of the Fiscal Year ended June 30, 2012, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP.

(b)         Since June 30, 2012, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its subsidiaries taken as a whole.

SECTION 3.05.  Properties.  (a)  The Borrower and each of its Material Subsidiaries have good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and encumbrances, and no Material Subsidiary is in default under its encumbrances related to it, except the extent that such default would not, in the aggregate, have a Material Adverse Effect.

(b)         The Borrower and each of its Subsidiaries own, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and each of its Material Subsidiaries do not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Material Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement or the Transactions.

(b)         Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its subsidiaries (i) have not failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have not become subject to any Environmental Liability, (iii) have not received notice of any claim with respect to any Environmental Liability, or (iv) have no knowledge of any basis for any Environmental Liability.

(c)          Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.   Compliance with Laws.  The Borrower and each of its subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.  Taxes.  The Borrower and each of its Material Subsidiaries have timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or applicable Subsidiary, has set aside on its books adequate reserves, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09.   Disclosure.  The Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which it and its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Bank in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.10.   Patriot Act, Etc.  To the extent applicable, the Borrower and each of its Material Subsidiaries are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA Patriot Act.  No part of the proceeds of the Loans or any Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any Canadian legislation having similar effect in whole or in part.

SECTION 3.11.   Requirements of Law.  The business and assets of the Borrower and each of its Material Subsidiaries are being operated in substantial compliance with applicable requirements of law where failure to so operate would result in a Material Adverse Effect; to the best of its knowledge, after reasonable inquiry, there are no breaches thereof and no enforcement actions in respect thereof are threatened or pending to this Agreement, which, in any such case, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12.   GAAP.  All accounting systems are maintained and financial records of the Borrower and each of its subsidiaries are prepared in accordance with GAAP.

SECTION 3.13.  Insurance.  The Borrower and each of its subsidiaries maintain with responsible and reputable insurers, insurance in respect of its business and properties against such casualties and contingencies, including without limitation, public liability and business interruption, and in such types and in such amounts and with such deductibles and other provisions, as are customarily maintained by persons engaged in the same or similar businesses in the same jurisdictions under similar conditions.

SECTION 3.14.  Solvency.  The Borrower and each of its subsidiaries maintain sufficient capital such that its capital would not at any time be considered an unreasonably small capital, and the Borrower and each of its Subsidiaries is not insolvent within the meaning of the Bankruptcy and Insolvency Act (Canada).

SECTION 3.15.   Expropriation.  Except as occurs and is disclosed to the Agent in writing after the date hereof, neither the Borrower nor any of its Material Subsidiaries is the subject of an expropriation, at present, or to the knowledge of the Borrower threatened, with regard to any of its properties and is not aware of any basis upon which expropriation can or would be asserted with regard to any its properties.

SECTION 3.16.   Subsidiaries.  Attached hereto as Schedule 3.16 is a true and correct chart setting out, as of the date hereof, the ownership of each subsidiary of the Borrower.

SECTION 3.17.   Collective Bargaining.  As of the date hereof, the Borrower is not bound by or a party to or has any obligations under any collective bargaining agreement, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent: (i) holds bargaining rights with respect to any of its employees by way of certification, interim certification, voluntary recognition, designation or successor rights; (ii) has applied to be certified as the bargaining agent of any of its employees; or (iii) has applied to have it declared a related employer pursuant to Section 1(4) of the Labour Relations Act (Ontario) or any equivalent requirement of law of any other jurisdiction; and there is no strike, labour dispute, work slowdown or stoppage pending, or to the best of its knowledge threatened, against it; there is no organizing activity involving the Borrower by any labour union or group of employees except as described above.

SECTION 3.18.   Pension Plans.  As to all Plans and benefit plans maintained by the Borrower and its subsidiaries: (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of each Plan have been made in accordance with all applicable laws and the terms of each Plan; (ii) all liabilities under each Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Plan; and (iii) no event has occurred and no conditions exist with respect to any Plan that has resulted or could reasonably be expected to result in any Plan having its registration revoked or refused for the purposes of any administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws, except for any exceptions to clauses (ii) through (iii) above that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

Conditions Precedent

SECTION 4.01.    Effective Date.  The obligation of the Bank to make Loans and of the Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 8.02):

(a)          The Bank (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)         The Bank shall have received a favorable written opinion of counsel for the Borrower, substantially in form satisfactory to the Bank (or its counsel), and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Bank shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(c)          The Bank shall have received such documents and certificates as the Bank or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and each of the Material Subsidiaries, and any other legal matters relating to the Borrower and this Agreement, all in form and substance reasonably satisfactory to the Bank and its counsel.

(d)          The Bank shall have received a certificate, dated as of the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)         The Bank shall have received all fees, including but not limited to the Upfront Fee, and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)          The Bank shall have completed due diligence as to the Borrower reasonably satisfactory to the Bank, including as to the corporate structure of the Borrower and its subsidiaries.

(g)          The Bank shall have received a Compliance Certificate for the Borrower dated as of the Effective Date, or such earlier date acceptable to the Bank, in the form set out in Exhibit B.

SECTION 4.02.    Each Credit Event.  The obligation of the Bank to make a Loan on the occasion of any Borrowing Request, and of the Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the Borrower shall issue a Compliance Certificate so confirming.

(b)          At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing Request and each issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the commitment to provide the Revolving Credit Facility has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been cash collateralized in accordance with the terms of this Agreement, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Bank that:

SECTION 5.01.   Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Bank:

(a)          within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, commencing with the 2012 Fiscal Year, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year (commencing with the audit for the 2012 Fiscal Year), all reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied;

(b)         within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)         concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenant contained in Section 5.11, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)         promptly after the same has been filed, and is not otherwise publicly available, a notification that periodic and other reports, proxy statements and other materials have been filed by the Borrower with any securities commission or with any national securities exchange in the U.S. or Canada;

(e)          promptly upon receipt of confirmation of same, written notice of any credit rating changes of any externally rated subsidiaries; and

(f)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any subsidiary, or compliance with the terms of this Agreement, as the Bank may reasonably request.

(g)          promptly following any request therefor, such additional information on the status, timing, structure, consents, approvals and documentation for the Atlantica Acquisition as the Lender may reasonably request;

(h)          promptly following the execution and delivery thereof, a true and complete copy of any amendment to the Atlantica Purchase Agreement; and

(i)           within three (3) days following the consummation of the Atlantica Acquisition, a copy of the consent(s) and/or waiver(s) from the U.S. Department of Energy permitting the Atlantica Acquisition.

SECTION 5.02.    Notices of Material Events.  The Borrower will furnish to the Bank prompt written notice of the following, each of which shall be a material event:

(a)          the occurrence of any Default;

(b)         the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or potential loss in an aggregate amount in excess of the greater of CDN $50,000,000, or 1.5% of the amount of the stockholders’ Equity Interests on the most recent consolidated balance sheet of the Borrower and its subsidiaries; and

(c)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.   Existence; Conduct of Business.  The Borrower and each of its Material Subsidiaries will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any amalgamation, merger, consolidation, liquidation or dissolution permitted under Section 6.02.

SECTION 5.04    Payment of Obligations.  The Borrower and each of its subsidiaries will pay its obligations, including tax liabilities, that, if not paid before the same shall become delinquent or in default, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or applicable subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower and each of its subsidiaries will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.   Books and Records; Inspection Rights.  The Borrower and each of its subsidiaries will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower and each of its subsidiaries will permit any representatives designated by the Bank, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.   Compliance with Laws.  The Borrower and each of its subsidiaries will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.   Use of Proceeds and Letters of Credit.  The proceeds of the Loans and Letters of Credit will be used only for general corporate purposes (other than for any Hostile Acquisition), provided that the proceeds of the Loan under the Bulge Facility will be used only in connection with the financing of the Atlantica Acquisition, including satisfaction of the purchase price in accordance with the terms of the Atlantica Purchase Agreement.

SECTION 5.09.   Accuracy Of Information.  The Borrower will ensure that any information, including financial statements or other documents, furnished to the Bank in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.

SECTION 5.10.   [INTENTIONALLY LEFT BLANK]

SECTION 5.11.    Debt to Capitalization Ratio.  The Borrower will not permit the ratio of Consolidated Indebtedness to Consolidated Total Capitalization to be greater than 0.70 to 1.00 as of (i) the end of any Fiscal Quarter, and (ii) as of any date on which a Restricted Payment is made. For purposes of the foregoing clause (ii), the financial covenant under this Section 5.11 shall be calculated giving pro forma effect to the applicable Restricted Payment in a manner acceptable to the Bank.

SECTION 5.12.   [INTENTIONALLY LEFT BLANK]

ARTICLE VI

Negative Covenants

Until the Revolving Credit Facility has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been cash collateralized in accordance with the terms of this Agreement, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Bank that:

SECTION 6.01.    Secured Indebtedness.  (a)  The Borrower and each of its Subsidiaries will not, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to Indebtedness for borrowed money that is secured by a Lien on the property of the Borrower or its Subsidiaries unless and until (i) a Lien on the same property is granted to the Bank, and (ii) the Borrower or applicable Subsidiary obtains the agreement of the holder(s) of such Indebtedness for borrowed money (or by an agent or trustee acting on behalf of such holder(s)) that such Liens shall rank pari passu; provided that, for certainty, the foregoing obligation will not apply with respect to any Capital Lease entered into by the Borrower or applicable Subsidiary; and further provided that, such obligation will not apply to, or restrict, the assignment by the Borrower or applicable Subsidiary of its rights under any letter of credit under which it is the beneficiary.

(b)         The Borrower’s subsidiaries will not, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to Indebtedness for borrowed money that is secured by a Lien on the property of the Borrower or any of its subsidiaries in excess of CDN $280,000,000 in the aggregate at any time; provided that, for certainty, the foregoing obligation will not apply with respect to (i) any Capital Lease entered into by the Borrower or applicable Subsidiary, (ii) any collateral delivered by the Borrower or applicable Subsidiary under any Swap Agreement, (iii) Indebtedness for borrowed money of any entity acquired by the Borrower or any of its subsidiaries after the date hereof that is secured by a Lien on the property of such entity (or of any subsidiary or affiliate of such entity that is acquired in the same transaction), (iv) Non-Recourse Debt incurred by Non-Recourse Entities up to a maximum aggregate amount of the Equivalent Amount in Canadian Dollars of U.S. $625,000,000, or (v) the pledge by AAGES (AY Holdings) B.V. of Equity Interests in Atlantica Yield PLC to secure indebtedness incurred by Abengoa-Algonquin Global Energy Solutions B.V. for purposes of the acquisition of such Equity Interests in Atlantica Yield PLC.

SECTION 6.02.  Fundamental Changes.  (a)  Neither the Borrower nor any of its Material Subsidiaries will amalgamate with, merge into, or consolidate with any other Person, or permit any other Person to amalgamate with, merge into, or consolidate with it, unless (i) the surviving entity will remain fully liable for the obligations of the Borrower or applicable Material Subsidiary under the Loan Documents, and (ii) at the time thereof, and immediately after giving effect thereto, no Default shall have occurred and be continuing.

(a)          Neither the Borrower nor any of its Material Subsidiaries will liquidate or dissolve itself without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

SECTION 6.03.   Business.  Neither the Borrower nor any of its subsidiaries will engage to any material extent in any business other than businesses of the type conducted by the Borrower and its subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, including the nature and kind of material contracts related thereto.

SECTION 6.04.   Swap Agreements.  Neither the Borrower nor any of its subsidiaries will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or applicable subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its subsidiaries), (b) Swap Agreements entered into by a subsidiary of the Borrower in the normal course of its business, and not for speculative purposes, whether resulting from a regulatory requirement or otherwise, or (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or applicable subsidiary.

SECTION 6.05.   Restricted Payments.  The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment unless, immediately before and after giving effect to such Restricted Payment, no Default exists or would exist.

SECTION 6.06.   Transactions with Affiliates.  Neither the Borrower nor any of its Subsidiaries will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower or applicable Subsidiary than could be obtained on an arm’s length basis from unrelated third parties.

SECTION 6.07.   Disposition of Property.  The Borrower will not, except with the prior written consent of the Bank, which consent shall not be unreasonably withheld, directly or indirectly, dispose of, in one transaction or a series of transactions, all or substantially all of its property, nor permit any of its Material Subsidiaries to directly or indirectly, dispose of, in one transaction or a series of transactions, all or substantially all of its property; provided that such consent shall not be required for any disposition of property having a net book value of less than the greater of (i) CDN$250,000,000 or (ii) an amount equal to 2.5% of the total value of the assets of the Borrower and its subsidiaries on a consolidated basis (as confirmed in each reporting required pursuant to Sections 5.01(a) and (b)).

ARTICLE VII

Events of Default

SECTION 7.01.   Default.  If any of the following events (“Events of Default”) shall occur:

(a)         the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)         the Borrower shall fail to pay any interest on any Loan or any fee amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)         any representation or warranty made or deemed made by or on behalf of the Borrower or any of its subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect or, with respect to any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect, shall prove to have been incorrect in any respect, when made or deemed made;

(d)         the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 or 5.08 or the Borrower or any of its subsidiaries shall fail to observe or perform any covenant contained in Article VI;

(e)         the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Bank to the Borrower;

(f)          an event of default shall occur under any agreement, under which the Borrower or any of its subsidiaries has outstanding Indebtedness for borrowed money in excess of the greater of CDN $50,000,000 or 1.5% of the amount of the stockholders’ Equity Interests on the most recent consolidated balance sheet of the Borrower and its subsidiaries, that results in such Indebtedness being declared due and payable by the holder(s) thereof (or by an agent or trustee acting on behalf of such holder(s)) or becoming subject to a requirement to repay, repurchase, redeem (excluding any redemption of the 2016 Convertible Debentures) or defease such Indebtedness; provided that, if such event of default is cured or waived at any time, then the Event of Default created hereunder will be deemed to be cured;

(g)        a termination amount in excess of the greater of CDN $50,000,000, or 1.5% of the amount of the stockholders’ Equity Interests on the most recent consolidated balance sheet of the Borrower and its subsidiaries becomes due and payable under any Swap Agreement to which the Borrower or any of its subsidiaries is a party;

(h)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries, or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries, or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any applicable bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           the Borrower or any of its Material Subsidiaries shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

(k)        one or more judgments for the payment of money or claim to seize assets in lien or satisfaction thereof, in an aggregate amount in excess of the greater of CDN $50,000,000 or 1.5% of the amount of the stockholders’ Equity Interests on the most recent consolidated balance sheet of the Borrower and its subsidiaries shall be rendered against the Borrower or any of its subsidiaries (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or applicable subsidiary to enforce any such judgment; or

(l)           a Change in Control shall occur,

then, and in every such event (other than an event with respect to the Borrower or any of its Material Subsidiaries described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Bank may, by notice to the Borrower, take the actions set out in Section 7.02; and in case of any event with respect to the Borrower or any of its Material Subsidiaries described in clause (h) or (i) of this Article, the Revolving Credit Facility and the Bulge Facility shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirements of Section 5.11 as of the last day of any Fiscal Quarter, at any time after the beginning of such Fiscal Quarter until the expiration of the 10th day subsequent to the date on which the financial statements with respect to such Fiscal Quarter (or the Fiscal Year ended on the last day of such Fiscal Quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, the Borrower shall have the right to issue Equity Interests (other than Disqualified Stock) for cash on terms and conditions reasonably acceptable to the Bank (collectively, the “Cure Right”), and upon the receipt by the Borrower of the cash proceeds of such equity issuance (the “Cure Amount”) Section 5.11 shall be recalculated giving effect to the following pro forma adjustment: if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower, in each case, with respect to such Fiscal Quarter only), the Borrower shall then be in compliance with the requirements of Section 5.11, the Borrower shall be deemed to have satisfied the requirements of Section 5.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 5.11 that had occurred shall be deemed cured for the purposes of this Agreement; provided that the Borrower shall have notified the Bank of the exercise of such Cure Right within five (5) Business Days of the issuance of such Equity Interests for cash.  Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period of the Borrower there shall be at least three Fiscal Quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than two times, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 5.11 and any amounts in excess thereof shall not be deemed to be a Cure Amount, and (iv) upon receipt by the Bank of written notice, prior to the expiration of the 10th Business Day subsequent to the due date for delivery of the relevant financial statements pursuant to Section 5.01(a) or (b) (the “Anticipated Cure Deadline”) that the Borrower intends to exercise the Cure Right, the Bank shall not be permitted to accelerate the Loans or otherwise exercise its remedies under Section 7.02 on the basis of a failure to comply with the requirements of the covenant set forth in Section 5.11 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

SECTION 7.02.    Remedies.  Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Bank or cured to the satisfaction of the Bank, the Bank, by written notice to the Borrower, may take any of the following actions:

(a)          declare the rights of the Borrower to access the Revolving Credit Facility and the Bulge Facility pursuant to the terms of this Agreement terminated, whereupon such rights shall be immediately terminated;

(b)         declare the unpaid principal of, and any accrued interest in respect of, all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other Obligations of any and every kind owing by the Borrower to the Bank hereunder to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c)          require the Borrower to pay to the Bank:

(i)           cash in an amount equal to 105% of the aggregate undrawn amount of all then outstanding Letters of Credit; and

(ii)          cash in an amount equal to the aggregate face amount of all Bankers’ Acceptances then outstanding,

such cash to be held by the Bank in a cash collateral account as security for the repayment in full of any amount that may be drawn on an outstanding Letter of Credit and as to the repayment of any outstanding Bankers’ Acceptances on the maturity thereof; and/or

(d)          take such steps and actions as shall be available to the Bank as creditor of the Borrower, with or without notice, and on the basis that the rights and remedies of the Bank are cumulative and in addition to, and not in substitution for, any other rights or remedies.

ARTICLE VIII

Miscellaneous

SECTION 8.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(A)          if to the Borrower:

Address:	2845 Bristol Circle
Oakville, Ontario
L6H 7H7

Attention:	Chief Financial Officer or Treasurer

Telecopy	No.: (905) 465-4514

Attention:	General Counsel

Telecopy	No.: (905) 465-4514

(B)	if to the Bank:

(i)	With respect to Borrowing Requests and notices under Sections 2.06 or 2.07:

Address:	The Bank of Nova Scotia
Global Wholesale Services - Loan Administration
720 King Street West, 2nd Floor
Toronto, Ontario  M5V 2T3

Attention:	Team Leader or Senior Loan Officer

Telecopy No.:	(416) 866-5991

(ii)	With respect to all other notices and communications:

Address:	The Bank of Nova Scotia
Corporate Banking - Power & Utilities, Global Banking and Markets
40 King Street West, Scotia Plaza
62nd Floor
Toronto, Ontario M5W 2X6

Attention:	Director

Telecopy No.:	(416) 933-7399

Telephone:	(416) 866-6911

email:	kirt.millwood@scotiabank.com

(b)         Notices and other communications to the Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Bank; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Bank.  The Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)        Either party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party hereto.  All notices and other communications given to either party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02.    Waivers; Amendments.  (a)  No failure or delay by the Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Bank hereunder are cumulative and are not exclusive of any rights or remedies that the Bank would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Bank.

SECTION 8.03.   Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Bank, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Bank including the fees, charges and disbursements of any counsel for the Bank in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         The Borrower shall indemnify the Bank and each of its directors, officers, employees, agents and professional advisors (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the negligence or willful misconduct of such Indemnitee.  This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-tax claim.

(c)         To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)        All amounts due under this Section shall be payable promptly after written demand therefor, subject to receipt of a written undertaking by the Indemnitee in favor of the Borrower to return such amount if it is ultimately determined by a court of competent jurisdiction by a final and non-appealable judgment that such Indemnitee was not entitled to such indemnification under this Section 8.03.

SECTION 8.04.    Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated by Section 8.03, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     The Bank may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment Amount and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower; provided further that no consent of the Borrower shall be required for an assignment if an Event of Default has occurred and is continuing.

SECTION 8.05.   Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Facility has not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15, 8.01, 8.03, 8.08 and 8.09 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Credit Facility or the Bulge Facility or the termination of this Agreement or any provision hereof.

SECTION 8.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07.   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08.   Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Bank, irrespective of whether or not the Bank shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which the Bank may have.

SECTION 8.09.    Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)          The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)         The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11.    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12.    Confidentiality.  (a)  The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower, or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)         THE BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 8.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING APPLICABLE SECURITIES LAWS.

SECTION 8.13.   USA PATRIOT Act.  If the Bank is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) it hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the USA Patriot Act.

[signatures on next following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALGONQUIN POWER & UTILITIES CORP.

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NOVA SCOTIA

By:
Name:
Title:
By:
Name:
Title:

SCHEDULE 1.01

LIST OF MATERIAL SUBSIDIARIES

[current as of November 20, 2018]

1.	Algonquin Power Co.

2.	Liberty Utilities Co.

3.	Liberty Utilities (EnergyNorth Natural Gas) Corp.

4.	Liberty Utilities (CalPeco Electric) LLC

5.	The Empire District Electric Company

6.	AAGES (AY Holdings) B.V.

Note:  “Material Subsidiary” means Algonquin Power Co., Liberty Utilities Co. and any other subsidiary of the Borrower, the assets of which are equal to or in excess of 5% of the gross book value, before depreciation, of the consolidated property, plant and equipment (before depreciation) of the Borrower as of the time of calculation.

SCHEDULE 3.06

DISCLOSED MATTERS

None

SCHEDULE 3.16

ALGONQUIN ORGANIZATION CHART

EXHIBIT A

FORM OF BORROWING REQUEST

The Bank of Nova Scotia
Global Wholesale Services – Loan Administration
720 King Street West, 2nd Floor
Toronto, Ontario
M5V 2T3

Attention:	Team Leader or Senior Loan Officer
Facsimile:	(416) 866-5991

Algonquin Power & Utilities Corp. (the “Borrower”) refers to the credit agreement dated as of November 19, 2012, between the Borrower and The Bank of Nova Scotia (as amended, supplemented or restated from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

In accordance with Section 2.02 of the Credit Agreement, the Borrower hereby requests the following advance:

(a)          The advance shall be made from:

[ ]	Revolving Credit Facility

[ ]	Bulge Facility

(b)          The requested date of advance is [  ]

(c)          The account of the Borrower to which the funds are to be disbursed is [  ]

(d)          The advance is to consist of:

[ ]	Canadian Prime Rate Loans aggregating CDN $ [ ]

[ ]	U.S. Base Rate Loans aggregating U.S. $ [ ]

[ ]	LIBOR Loans aggregating U.S. $ [ ]

[ ]	Bankers’ Acceptances aggregating CDN $ [ ]

[ ]	a Letter of Credit in the amount of CDN $ / U.S. $ [ ] and on the terms and conditions specified in the application for letter of credit submitted with this Borrowing Request

(e)           If the advance consists of:

(i)	LIBOR Loans, the LIBOR Period is to be [ ] months with a maturity date of [ ]

(ii)	Bankers’ Acceptances, the BA Period is to be [ ] months with a maturity date of [ ]

(f)            If the advance consists of a Letter of Credit:

(i)	the date of issuance is to be [ ]

(ii)	the face amount is to be CDN $ / U.S. $ [ ]

(iii)	the expiry date is to be [ ]

(iv)	the name and address of the beneficiary is as follows:

(v)	it is a [Financial/Non-Financial] Letter of Credit

(vi)	the other terms and conditions or other particulars of such Letter of Credit are attached as a schedule hereto

The Borrower hereby certifies that:

(i)
the representations and warranties of the Borrower set forth in Article III of the Credit Agreement are true and correct on and as of the date hereof as if made as of the date hereof unless such representations and warranties expressly refer to a different date; and

(ii)	no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving effect to the requested advance.

Dated _____________, _________.

ALGONQUIN POWER & UTILITIES CORP.

By
Name:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

TO:          The Bank of Nova Scotia (the “Bank”)

RE:
Credit Agreement dated as of November 19, 2012 between the Borrower and the Lender (as amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

The undersigned, the [ ] of the Borrower, hereby certifies, in that capacity and not personally and without personal liability, as follows:

1.           I have read and am familiar with the provisions of the Credit Agreement and I have made such examinations and investigations, including a review of the financial statements of the Borrower and the applicable books and records of the Borrower as I have deemed necessary, to enable me to express an informed opinion as to the matters set out herein.

2.           As of [ ], the Borrower is in compliance with the Consolidated Indebtedness to Consolidated Total Capitalization ratio set out in Section 5.11 of the Credit Agreement, as demonstrated in the attached worksheet

3.            Each of the representations and warranties contained in Article III of the Credit Agreement is true and correct on and as of the date hereof as if made as of the date hereof, unless such representations and warranties expressly refer to a different date.

4.            No Default or Event of Default has occurred and is continuing on the date hereof.

5.           Since the date of the last Compliance Certificate, no event has occurred for which notice is required to be provided but has not been provided to the Lender in accordance with the terms of Section 5.02.

6.           Attached hereto is an updated Schedule 3.16 (Algonquin Organization Chart).

7.           [Attached hereto is an updated Schedule 1.01 (Material Subsidiaries).] [Note: To be included with Compliance Certificate for audited annual financial statements only.]

This certificate is delivered to you pursuant to Section [4.01(g)/5.01(c)] of the Credit Agreement.

Dated _________________ , ________________.

ALGONQUIN POWER & UTILITIES CORP.

By:
Name:
Title:

EXHIBIT C

FORM OF CONVERSION/CONTINUATION NOTICE

The Bank of Nova Scotia
Global Wholesale Services – Loan Administration
720 King Street West, 2nd Floor
Toronto, Ontario
M5V 2T3

Attention:	Team Leader or Senior Loan Officer

Facsimile:	(416) 866-5991

Algonquin Power & Utilities Corp. (the “Borrower”) and The Bank of Nova Scotia as Lender are parties to the credit agreement dated as of November 19, 2012 (as amended, supplemented or restated from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

In accordance with Section 2.06 of the Credit Agreement, the Borrower hereby requests the following conversion/continuation:

(a)	The date for the conversion/continuation is to be [ ]

(b)	The conversion/continuation is to be:

[ ]	a conversion of [ ] in the aggregate amount of CDN $ / U.S. $ [ ] to [ ]

[ ]	a continuation of LIBOR Loans in the aggregate amount of U.S.$ [ ] having a current maturity date of [ ]

[ ]	a continuation of Bankers’ Acceptances in the aggregate amount of CDN $ [ ] having a current maturity date of [ ]

(c)	If the continuation relates to:

[ ]	a LIBOR Period for maturing LIBOR Loans, the new LIBOR Period is to be [ ] with a maturity date of [ ]

[ ]	a BA Period for maturing Bankers’ Acceptances, the new BA Period shall be [ ] with a maturity date of [ ]

The Borrower hereby certifies that no Default or Event of Default exists as of the date hereof.

Dated ______________, ________.

ALGONQUIN POWER & UTILITIES CORP.

By:
Name:
Title: